UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 26, 2007

Hypercom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13521	86-0828608
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2851 West Kathleen Road, Phoenix, Arizona		85053
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	602-504-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 26, 2007, Hypercom Corporation (the "Company") entered into an employment agreement with Norman Stout for the position of Chairman of the Company (the "Stout Employment Agreement"). Mr. Stout’s employment by the Company as Chairman will be effective as of December 31, 2007 and will terminate on June 30, 2009 (the "Term"), unless renewed by the Company and Mr. Stout. As previously disclosed, Mr. Stout was elected as Chairman of the Board of Directors of the Company, effective as of the date of the first regularly scheduled meeting of the Board after December 26, 2007.

Under the Stout Employment Agreement, Mr. Stout will receive an annualized base salary of $350,000. He will also be eligible for an annual bonus equal to the amount of the annual cash bonus payment as earned by the Company’s Chief Executive Officer, if any, during the Term. Effective January 15, 2008, Mr. Stout will be granted 50,000 shares of restricted common stock, subject to the terms set forth in the Company’s form of restricted stock agreement. Further, Mr. Stout will receive, effective January 15, 2008, options to purchase 500,000 shares of the Company’s common stock with a per share exercise price equal to the fair market value of the per share price of the common stock on that date. Such options will vest and be fully exercisable on the first anniversary of the date of grant with respect to 33.33% of the total number of shares subject to the options. The remaining 66.67% of the option will vest in equal monthly installments over a period of 24 months thereafter. He will also be eligible to participate in the Company’s benefit plans that are available to all of the Company’s employees. Pursuant to the Stout Employment Agreement, Mr. Stout also entered into a Hypercom Employee Confidentiality and Non-Solicitation Agreement.

In the event that Mr. Stout is terminated without "cause" (as defined in the agreement) or resigns for "good reason" (as defined in the agreement), he will be entitled to receive:

(i) an amount equal to the greater of (A) one year of base salary at the rate then in effect or (B) the aggregate amount of base salary at the rate then in effect that would be paid for the period from the date of his termination of employment to the end of the Term had he remained employed throughout such period

(ii) immediate vesting of all unvested restricted stock, if any, and vesting of all in-the-money Company options (and such options will remain exercisable until their original expiration date); and

(iii) payment of COBRA benefits for a period of 12 months.

The Stout Employment Agreement also contains a change of control provision that states that if Mr. Stout resigns for good reason within one year following a change of control, he will receive:

(i) an amount equal to the greater of (a) 18 months of base salary at the rate then in effect or (b) the aggregate amount of base salary at the rate then in effect that would be paid for the period from the date of his termination of employment to the end of the Term had he remained employed throughout such period;

(ii) immediate vesting of all unvested restricted stock, if any, and vesting of all in-the-money Company options (and such options will remain exercisable until their original expiration date); and

(iii) payment of COBRA benefits for a period of 18 months.

The forgoing description of the Stout Employment Agreement is qualified in its entirety by reference to the complete terms and conditions of the Stout Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Employment Agreement, dated December 26, 2007, by and between Norman Stout and Hypercom Corporation.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hypercom Corporation

December 31, 2007	By:	Philippe Tartavull

Name: Philippe Tartavull
Title: Chief Executive Officer and President

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated December 26, 2007, by and between Norman Stout and Hypercom Corporation.